Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2016 Incentive Compensation Plan of Allot Ltd. of our reports dated March 22, 2022, with respect to the consolidated financial statements of Allot Ltd., and the effectiveness of internal control over financial reporting of Allot Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
A Member of Ernst & Young Global	March 22, 2022